Exhibit  99.1

Contents

Message from the Chairman and Chief Executive Officer

Compliance reporting, administration and discipline

Statement 1: Conflict of interest
 Employees, officers and directors must conduct themselves in a manner that avoids actual or apparent conflicts of interest and that protects Aetna’s business reputation.

Statement 2: Improper record keeping or use of Aetna property or resources

Illegal or improper record keeping or use of Aetna property or resources is prohibited.

Statement 3: Fraud, dishonesty or criminal conduct

Fraud, dishonesty or criminal conduct involving company operations is prohibited.

Statement 4: Safeguarding member health information and other proprietary, confidential or nonpublic information

Member health information and other proprietary, confidential or nonpublic information must be handled properly in order to protect such information from inappropriate access, use and disclosure.

Statement 5: Business and trade practices

All employees, officers and directors are expected to comply fully with all federal and state laws and regulations applicable to Aetna’s businesses and with all applicable company policies.

Statement 6: Government contracting

Employees and officers must help Aetna meet its objective to be a responsible and reputable government contractor.

Statement 7: Employment practices

Employment decisions must be based only on an employee’s or applicant’s qualifications, demonstrated skills and achievements without regard to race, color, sex, national origin, religion, age, disability, veteran status, citizenship, sexual orientation, gender identity or marital status.

Statement 8: Securities transactions

Employees, officers and directors are prohibited from trading securities while in possession of material nonpublic information.

Statement 9: Interacting with the media and other outside parties and organizations

Communications made on behalf of Aetna must be approved by senior management, and personal views must be kept separate from company views.

Statement 10: Intellectual property

Intellectual property used by Aetna, whether owned or licensed from others, is a valuable asset and must be protected from unauthorized use or disclosure.

Message from the Chairman and Chief Executive Officer

Excellence with Integrity is the key to Aetna’s continued success in all our dealings with our members, customers, plan sponsors, providers, shareholders, employees, regulators and others with whom we do business.

At the forefront of our core values is “Act with Integrity” — we honor our commitment to deliver excellence in all that we do. Aetna’s reputation for excellence with integrity is our most valuable asset. We have earned this reputation over the course of 150 years by delivering quality products and services, and by adhering to the highest standards of business conduct. If we are to live up to the trust placed in us, we must continue to conduct ourselves in accordance with the highest principles of fair and ethical business practices.

This Code of Conduct expresses the standards of integrity and business conduct I expect every Aetna employee, officer and director to uphold and follow. Compliance with this Code, other company policies, and the laws and regulations applicable to our businesses must be a priority for each of us. We must all exercise sound judgment, make the right choices and take the right actions. World-class compliance is critical to preserving Aetna’s priceless reputation and to our future success. Anything less is unacceptable. To demonstrate my strong support for compliance, I have positioned the Compliance organization directly under my supervision. I have done so because I firmly believe that excellence in compliance goes hand in hand with excellence in business.

I urge you to read this Code carefully and to abide by the spirit as well as the letter of the Code in all you do on Aetna’s behalf. Remember, compliance is good business practice — our behavior today will have a significant impact on Aetna’s reputation and business success tomorrow.

John W. Rowe, M.D.
Chairman and Chief Executive Officer

Compliance reporting, administration and discipline

All employees and officers of Aetna (including its affiliated companies) are responsible for conducting themselves in compliance with this Code of Conduct, other company policies, and applicable laws and regulations. In addition, all members of the Aetna Board of Directors, in regard to their Aetna duties, are responsible for conducting themselves in compliance with applicable provisions of this Code of Conduct and other company policies, and applicable laws and regulations.

Compliance Reporting
After reading this Code, every Aetna employee and officer must submit an electronic Code acknowledgment by use of the intranet to acknowledge that you have read, understand and, to the best of your knowledge, are complying with the various provisions of the Code. The electronic acknowledgment also provides a means of reporting any possible Code violations or conflicts of interest. For those of you who do not have access to Aetna’s intranet, contact your compliance officer for a paper copy of the Code acknowledgment form. If your circumstances should change, you must immediately discuss the matter with your manager and compliance officer, and submit an updated Code acknowledgment, if warranted. Apart from matters disclosed in the Code acknowledgment, compliance problems and violations must be promptly reported to your manager and compliance officer or internal legal counsel. The Audit Committee of the Aetna Board of Directors or the Chairman of the Audit Committee, in consultation with Aetna’s Chief or Deputy Chief Compliance Officer, will review complaints involving the company’s accounting, internal accounting controls, or auditing matters, or concerns regarding questionable accounting or auditing matters.

Confidentiality regarding those who make compliance reports and those potentially involved is maintained to the extent possible during a compliance investigation. Aetna does not tolerate retribution, retaliation or adverse personnel action of any kind against anyone for lawfully reporting a situation of potential noncompliance, or providing to the company or any law enforcement or other governmental agency any information or assistance relating to the commission or possible commission of any federal or state offense, or breach of company policy. Those wishing to anonymously report compliance problems may call Aetna’s toll-free compliance assistance service, AlertLine® (1-888-891-8910), or write to Corporate Compliance, P.O. Box 370205, West Hartford, CT 06137-0205.

Every business and staff area has a designated compliance officer. It is the duty of these compliance officers, working with management, internal legal counsel and others, to assist the business and staff areas in achieving the highest standards of integrity and business conduct.

The compliance officers are listed on the Compliance website at http://aetnet.aetna.com/compliance. Call them or internal legal counsel whenever you have a question or a matter to report involving potential violation of this Code or applicable laws and regulations.

Administration and Waiver
This Code of Conduct can be found on Aetna’s Internet website at http://www.aetna.com/index.htm. Any change to this Code shall be disclosed to the public on Aetna’s website within five business days after the change is made.

Any waiver, interpretation or other administration of this Code of Conduct for directors may only be implemented by the Aetna Board of Directors or the Nominating and Corporate Governance Committee of the Board. Any waiver of this Code for executive officers may only be granted by the Aetna Board of Directors or the Audit Committee of the Board. Any waiver for other officers or employees may only be granted by the Chairman. Any waiver of this Code for directors, executive officers, the chief financial officer, the corporate controller, or persons performing similar functions shall be disclosed to the public on Aetna’s website within five business days after the waiver is granted.

Disciplinary Action
Employees and officers who fail to comply with the policies, standards and guidelines in this Code of Conduct, or with the laws and regulations applicable to Aetna’s businesses, are subject to disciplinary action, including possible termination of employment with Aetna. For example, disciplinary action may be taken against any of the following persons:

•	Any employee or officer who violates this Code or applicable laws and regulations, or who directs others to do so.

•	Any employee or officer who deliberately withholds relevant information, or knowingly provides false information, concerning a violation of this Code or applicable laws and regulations.

•	The violator’s manager to the extent that the circumstances of a violation reflect the manager’s disregard for this Code or applicable laws and regulations.

•	Any employee or officer who retaliates, directly or indirectly, against another employee for reporting a suspected violation of this Code or applicable laws and regulations, or assisting an investigation of a suspected violation.

Statement 1: Conflict of interest

Employees, officers and directors must conduct themselves in a manner that avoids actual or apparent conflicts of interest and that protects Aetna’s business reputation.

All business decisions must be made in Aetna’s best interest. A conflict of interest arises when an employee’s, officer’s or director’s judgment is or may be influenced by considerations of improper personal gain or benefit to the individual or another person. Situations that create the appearance of a conflict may cause public relations or other problems damaging to Aetna, and also should be avoided. Guidelines for some of the most common conflict of interest situations are listed below.

Employee and Officer Affiliations and Interests
A conflict of interest is likely to arise if an employee or officer becomes affiliated with a business entity that is a competitor, customer, provider or supplier, or otherwise does business with Aetna. If you plan to take a position (e.g., as employee, officer, director, consultant or agent) with or acquire a significant ownership interest (one-tenth of one percent or more of a publicly owned company or one percent or more of any other business, including a partnership) in such a business entity, you must report your intention to your manager and compliance officer for review before you enter into the relationship. In addition, you may not become an officer, director or advisor, or assume a similarly responsible position with any for-profit business entity without prior approval of the Chairman or the Chairman’s designee. (To make arrangements for securing approval, contact your compliance officer.) If you plan to become affiliated with a nonprofit organization that is a competitor, customer, provider or supplier of Aetna, or if there is any other reason such affiliation may give rise to a conflict of interest, you must report your intention to your manager and compliance officer for review before you enter into the relationship. Further, you may not engage in any outside activity that will prevent you from performing your Aetna duties. Since conflicts may not always be clear-cut, you must report to your manager and compliance officer all transactions or relationships that reasonably could be expected to give rise to a conflict.

Director Affiliations and Interests
A conflict of interest may arise when a director takes actions or has interests that may make it difficult to perform the director’s work for the company objectively and effectively. Conflicts of interest arise when a director, or a member of the director’s family, receives improper personal benefits because of the director’s position with the company. Except as authorized by the Aetna Board of Directors, no outside director shall have a direct economic relationship with the company. Company loans to, or guarantees of obligations of, directors and their family members are prohibited. Any proposed affiliation with a for-profit enterprise or any proposed transaction, involving the company or a subsidiary of the company, in which a director has a direct economic or beneficial interest shall be analyzed and reviewed by the Nominating and Corporate Governance Committee of the Board for potential conflicts. Since conflicts may not always be clear-cut, directors shall report any potential conflicts to, and are encouraged generally to consult with, the Corporate Secretary or General Counsel. The Corporate Secretary or General Counsel will then consult with the Chairman of the Board, or the full Board, as necessary.

Family and Personal Relationships
When a family member or close friend of an employee or officer living in the same household works for a competitor, customer, provider or supplier of Aetna, there is the potential for favoritism or inappropriate sharing of confidential information. You must report any situation involving such persons to your manager and compliance officer.

Disclosure to Customers
Employees and officers must consult with internal legal counsel regarding the need for and content of any disclosure to Aetna customers if they are aware of any agent, broker, consultant or other outside party who may have a conflict of interest.

Accepting Gifts
Gifts or other benefits of value offered to you because of your Aetna employment or affiliation should be refused whenever possible and never accepted where prohibited by law. However, non-cash gifts of nominal value usually can be accepted. You should consult with your compliance officer for guidance on gifts of nominal value. In those rare circumstances where refusal would create serious negative business repercussions (e.g., because of cultural practices in other countries), gifts or benefits may be accepted (where lawful) on behalf of the company, but must be reported to your compliance officer for a determination of appropriate disposition.

Travel and Entertainment Expenses
Aetna pays legitimate expenses for business trips. In general, trips should not be financed by others. Employees and officers may accept an occasional meal or entertainment in connection with furthering Aetna’s business interest, but only if it will be appropriate to reciprocate or if refusal would be discourteous. Employees and officers may not receive compensation (e.g., an honorarium) for participation on professional committees and panel presentations related to Aetna business, but the sponsoring organization may pay reasonable travel expenses if non-Aetna participants are treated equally.

Discounts and Preferential Treatment
You may not accept any discount or other preferential treatment that you know has been offered to you personally because of your position with Aetna, except discounts extended to all employees. If you use company suppliers or contractors for personal business, you are expected to pay full market value for services rendered and materials provided.

Loans and Guarantees of Obligations
Loans to, or guarantees of obligations of, executive officers and their family members are likely to create conflicts of interest and, therefore, are prohibited. In addition, loans to, or guarantees of obligations of, other officers and employees may create conflicts of interest and, therefore, must be reviewed and approved in advance by the Chairman or the Chairman’s designee.

People to Contact. Your manager, compliance officer, internal legal counsel, or the Corporate Secretary or General Counsel (for directors only).

Statement 2: Improper record keeping or use of Aetna property or resources

Illegal or improper record keeping or use of Aetna property or resources is prohibited.

The company requires full, fair, accurate, timely, and understandable disclosure in reports and documents filed with, or submitted to, the Securities and Exchange Commission and other regulators, and in other public communications made by the company. Additionally, you must use company property and resources, including information systems, solely for company purposes, unless you obtain authorization in advance from your manager. Company property, resources or position may never be used for improper personal gain, and you are prohibited from taking or keeping company property or resources upon termination of your employment or affiliation with Aetna. If you detect or suspect improper record keeping or that Aetna property or resources are being illegally or improperly used or retained, immediately contact your manager, compliance officer, internal legal counsel, controller or Investigative Services.

Accounting Controls
Officers, managers and employees must keep books, records and accounts that accurately and fairly reflect in reasonable detail transactions and disposition of assets. Off-balance sheet transactions, arrangements and obligations must not be executed, and unrecorded funds or assets must not be maintained unless permitted by applicable law or regulation. If permitted, such transactions, arrangements, obligations and accounts, if material, must be disclosed in appropriate reports to the Securities and Exchange Commission. Officers and managers must establish and maintain a system of internal accounting controls designed to (i) prevent unauthorized, unrecorded or inaccurately recorded transactions; and (ii) permit the preparation of financial statements according to generally accepted accounting principles.

Corporate Opportunities
Employees, officers and directors are prohibited from (i) taking for themselves personally business opportunities that are discovered through the use of Aetna property, information or position; (ii) using company property, information or position for improper personal gain; and (iii) competing with the company.

Bribes or Other Illegal Payments
Employees, officers and directors are prohibited from making or authorizing bribes, payments for illegal acts or any other use of company property or resources in a manner that creates a conflict of interest or violates applicable law.

Foreign Payments
Employees, officers and directors must comply with the U.S. Foreign Corrupt Practices Act, which prohibits American firms, and in many cases their foreign subsidiaries, from offering, paying or authorizing payment to foreign government officials, political parties or their officials, or political candidates for the purpose of obtaining, retaining or directing business.

Payment to Outside Parties
Any payment made to an outside party shall be made only for identifiable services and shall be appropriate in relationship to the services provided.

Giving Gifts
Gifts or other benefits of value may never be given if doing so is prohibited by law or otherwise prohibited by this Code of Conduct. All gifts or benefits given must be approved by your manager, and disclosed in the appropriate expense report in a manner that identifies the recipient, purpose and amount.

Monitoring
Aetna may monitor or inspect information systems, including e-mail, Internet use and personal computer files, and any materials contained in furniture or elsewhere on company premises in order to prevent or detect improper record keeping or use of property or resources and to investigate possible violations of law, this Code of Conduct or other company policies.

People to Contact. Your manager, compliance officer, internal legal counsel, controller, Investigative Services, or the Corporate Secretary or General Counsel (for directors only).

Statement 3: Fraud, dishonesty or criminal conduct

Fraud, dishonesty or criminal conduct involving company operations is prohibited.

Our reputation for integrity and our continued success depend on each of us conducting Aetna’s business honestly and in accordance with our legal and regulatory obligations. Fraud, dishonesty or criminal conduct on the part of any employee, officer or director or anyone doing business with the company will not be tolerated. Conduct prohibited by this Statement includes theft of employee or company property; misuse of computer, telephone or mail resources; falsification of records or reports, including signing another person’s name or any unauthorized alteration of a company document; violation of the drug and alcohol policy or weapons prohibition policy; and violence or threats of violence. If you detect or suspect conduct on the part of anyone inside or outside the company that violates this Statement, report it immediately to Investigative Services, internal legal counsel or your compliance officer. The following guidelines should be observed in situations involving actual or suspected fraud, dishonesty or criminal conduct.

•	Do not discuss instances of actual or suspected fraud, dishonesty or criminal conduct with anyone except those authorized to investigate such conduct.

•	Do not discipline an employee or officer for conduct prohibited by this Statement until you have consulted with Investigative Services and have been authorized to do so by your compliance officer or internal legal counsel.

•	Do not promise not to report conduct to law enforcement authorities for any reason.

•	Do not attempt to dissuade another person from reporting actual or suspected criminal activity to any law enforcement or other governmental agency.

•	Do not destroy, attempt to destroy, alter, falsify or conceal evidence of actual or suspected criminal activity or of any conduct that violates this Code of Conduct.

•	Do not retaliate or take any adverse personnel action against any individual for lawfully (i) reporting to the company or any law enforcement or other governmental agency a possible violation of law, regulation or company policy; (ii) assisting the company or governmental agency in an investigation of a possible violation of law, regulation or company policy; or (iii) filing or participating in a proceeding to address a possible violation of law, regulation or company policy.

•	You must cooperate with, and be truthful during, all authorized company investigations.

•	If you are contacted by any law enforcement or other governmental agency about actual or suspected illegal conduct of any kind, immediately report such contact to Investigative Services, internal legal counsel or your compliance officer.

People to Contact. Investigative Services, internal legal counsel, your compliance officer, or the Corporate Secretary or General Counsel (for directors only).

Statement 4: Safeguarding member health information and other proprietary, confidential or nonpublic information

Member health information and other proprietary, confidential or nonpublic information must be handled properly in order to protect such information from inappropriate access, use and disclosure.

In the course of our work, each of us may have access to member health information or other information not known to the public. Employees, officers and directors must protect this nonpublic information by adhering to the following guidelines.

•	We consider member health information to be confidential, and we have specific company policies in place that must be followed to protect the privacy of such information. We have established a Privacy Office to oversee our privacy policies.

•	You are prohibited from accessing or using information that relates to the past, present or future physical or mental health of any individual member, or any information that relates to the provision of, or payment for, care for that member, unless there is a legitimate business need to do so, and the information is accessed and used for an authorized purpose. Except as specifically permitted by a written company policy, you are prohibited from disclosing member health information to anyone outside the company without prior authorization from management in consultation with internal legal counsel or your compliance officer. Authorization shall not be granted unless there is a legitimate business need for the disclosure, and the disclosure is permitted under specific company policies and applicable law.

•	Among the most important assets of the company is its proprietary and confidential information, to which employees, officers and, in particular, senior management and directors have access and which, if used on behalf of Aetna’s competitors, could affect the company’s ability to achieve its business goals. In order to protect this information and other interests of the company, you are prohibited from accessing or using proprietary, confidential and other nonpublic information about Aetna, its business interests and its employees, customers, plan sponsors, members, providers or suppliers, or disclosing such information to anyone inside the company, unless there is a legitimate business need to do so. Furthermore, you are prohibited from disclosing such proprietary, confidential and other nonpublic information to anyone outside the company (including on Internet message boards) without prior authorization from management in consultation with internal legal counsel or your compliance officer.

•	You are prohibited from taking member health information and other proprietary, confidential or nonpublic information with you upon termination of your employment or affiliation with Aetna, or from using or disclosing such information for any purpose elsewhere, including with a different employer or company. You also are required to return such information to the company upon termination of your employment or affiliation with Aetna if the information has been removed from Aetna’s premises prior to termination. Aetna reserves the right to inspect materials under the control of departing employees and officers and other persons to prevent unauthorized removal of information from Aetna premises. Employees, officers and directors subject to contractual obligations in favor of the company (e.g., continued cooperation, confidentiality, nonsolicitation of employees) must honor the terms of these agreements after termination of their employment or affiliation with Aetna.

•	You are required to secure from unauthorized access and public view documents under your control that contain member health information and other proprietary, confidential or nonpublic information. When such information is being discarded, steps must be taken to ensure proper destruction.

People to Contact. Your manager, internal legal counsel, compliance officer, or the Corporate Secretary or General Counsel (for directors only).

Statement 5: Business and trade practices

All employees, officers and directors are expected to comply fully with all federal and state laws and regulations applicable to Aetna’s businesses and with all applicable company policies.

Aetna’s businesses are subject to a wide range of federal and state laws, regulations and rules. Our compliance with these laws, regulations and rules is periodically tested by market conduct examinations and other regulatory inquiries. Additionally, Aetna’s products and services are primarily contractual promises. Highlighted below are some of the key compliance guidelines that must be followed.

•	You shall not knowingly violate any law or regulation, including unfair trade or insurance practices laws. You should consult with internal legal counsel on any matter relating to actual or potential noncompliance with any law or regulation or any of the company’s contractual commitments.

•	You may not engage in conduct or a sales practice that is intended to mislead, manipulate or take unfair advantage of a customer, member, provider or supplier, or misrepresent the company or its products or services.

•	You shall not misrepresent facts, contractual terms or company policies to a customer, member, provider, supplier or regulator. If you do so inadvertently, you must correct the misrepresentation as soon as possible after consulting with your manager and internal legal counsel or your compliance officer.

•	You must establish and adhere to appropriate procedures governing the retention and destruction of records consistent with applicable laws, regulations, company policies and business needs. You may not destroy, alter or falsify any document that may be relevant to a threatened or pending lawsuit or governmental investigation. Consult with and follow the instructions of internal legal counsel in these situations.

•	You may not agree with representatives of competing companies to engage in any of the following illegal practices: fix prices; allocate or divide markets or customers; boycott or refuse to deal with competitors, customers or suppliers; or engage in any other behavior that unlawfully restrains competition.

•	You may not discuss or exchange competitively sensitive information (e.g., relating to price or markets) with representatives of competing companies, except with the prior approval of internal legal counsel or your compliance officer.

•	You may not participate in industry or trade associations, except to the extent authorized by management in consultation with your compliance officer or internal legal counsel.

People to Contact. Your compliance officer, internal legal counsel, or the Corporate Secretary or General Counsel (for directors only).

Statement 6: Government contracting

Employees and officers must help Aetna meet its objective to be a responsible and reputable government contractor.

When we accept government contracts, we have an obligation to ensure that we administer those contracts and deliver our products and services in a manner that fully complies with government contracting laws and regulations, as well as our own high standards of honesty, integrity and excellence.

All Government Contracting
Employees and officers must comply fully with all federal, state and local laws regulating government contracting. Employees and officers must comply with federal and state employment laws applicable to federal or state contractors, such as federal Equal Employment Opportunity and state human rights laws, and various federal and state laws prohibiting discrimination against certain protected classes of people.

Federal Government Contracting
Some of the special rules that apply to Aetna as a federal government contractor include the following:

•	Employees and officers must comply with all rules that govern contractor conduct under Medicare, Medicaid and the Federal Employees Health Benefits Program.

•	Managers and officers must abide by specific rules governing the recruitment and employment of current or former federal employees. Approval by internal legal counsel must be obtained prior to discussing employment with such persons.

•	Employees and officers may not offer, promise or deliver a gift of any value to an employee or elected or appointed official of the federal government for the purpose of influencing official acts or as a reward for performing such acts. This includes payment for any meal, refreshment, entertainment, travel or lodging expenses of a federal employee or elected or appointed official.

•	Employees and officers are prohibited from providing or accepting any “kickback” or “rebate” (i.e., anything of value) in connection with a federal contract.

•	Certain federal contracts require employees or officers to certify that during the course of a contract procurement they have not engaged in activity prohibited by any federal procurement law or regulation. No certification should be given without prior consultation with internal legal counsel.

•	Employees and officers must comply with all laws that apply in the countries where Aetna does business. Employees and officers also are prohibited from making any payment in violation of the U.S. Foreign Corrupt Practices Act. (See Statement 2 for a discussion of compliance requirements under the U.S. Foreign Corrupt Practices Act.)

•	Employees and officers involved in administration of federal government contracts must abide by the federal privacy laws and regulations applicable to the federal agency that maintains the contract.

•	Employees and officers may not use federal funds under government contracts for any lobbying activity designed to influence legislation, appropriations or the award of any federal contract.

•	Employees and officers must be accurate and complete in all representations and certifications in negotiating or administering federal government contracts. The submission of a proposal, quotation, reconciliation, rate submission, certification or other document or statement that is false, incomplete or misleading can result in liability for both the company and the individual. Employees and officers have an affirmative duty to disclose to the federal government current, accurate and complete cost, pricing or other required data. Questions should be directed to internal legal counsel.

State Government Contracting
State laws that govern contractor conduct under Medicaid, children’s health programs, and state or local health plans may vary from the federal rules outlined above. Contact internal legal counsel concerning how any individual state rule might apply.

People to Contact. Internal legal counsel or your compliance officer.

Statement 7: Employment practices

Employment decisions must be based only on an employee’s or applicant’s qualifications, demonstrated skills and achievements without regard to race, color, sex, national origin, religion, age, disability, veteran status, citizenship, sexual orientation, gender identity or marital status.

Equal Opportunity and Affirmative Action
Aetna’s Equal Employment Opportunity and Affirmative Action Programs are detailed in AccessHR (which can be accessed online at AetNet). The following are key points of these programs:

•	You must administer all company programs and benefits according to their terms, without discrimination on the basis of race, color, sex, national origin, religion, age, disability, veteran status, citizenship, sexual orientation, gender identity or marital status.

•	You must not engage in slurs, epithets, jokes or other harassing or intimidating actions based on race, color, sex, national origin, religion, age, disability, veteran status, citizenship, sexual orientation, gender identity or marital status. Also, internal or external communication media, including e-mail, must not be used to further such inappropriate conduct.

•	If you believe an employee or applicant has been subjected to any discriminatory treatment, report the matter immediately to your human resources contact or compliance officer.

Work Environment
All employees are entitled to be treated with respect and dignity.

•	Management must not tolerate harassment of, or by, any employee in situations involving another employee, customer, member, provider, client, supplier or business associate.

•	You must provide and maintain a work environment that is free of harassment.

Sexual Harassment

•	Employees, officers and directors must not engage in conduct that could be construed as sexual harassment. Unwelcome sexual advances, sexually suggestive statements or questions, offensive jokes, sexual innuendos, offensive touching or patting, requests for sexual favors, displaying or showing sexually suggestive material (including posters, calendars, cartoons, e-mail, or Internet websites), and other verbal or physical conduct of a sexual nature may be forms of sexual harassment. AccessHR contains detailed information on employees’ and managers’ responsibilities with respect to sexual harassment.

•	Report suspected instances of sexual harassment by anyone (including persons with whom the company does business) immediately to your human resources contact.

•	Company policy prohibits retaliation against any individual who complains of, or reports an instance of, sexual harassment or participates in an investigation of a sexual harassment complaint.

Nepotism

•	No individual may report, directly or indirectly, to a person who is a relative or to a person with whom the individual has a close personal relationship that may adversely affect the manager’s ability to supervise objectively and effectively.

•	All individuals involved must disclose any such relationship to their managers above the level at which the relationship exists and to their compliance officers or human resources contacts.

People to Contact. Your human resources contact, compliance officer, internal legal counsel, or the Corporate Secretary or General Counsel (for directors only).

Statement 8: Securities transactions

Employees, officers and directors are prohibited from trading securities while in possession of material nonpublic information.

Employees, officers and directors must comply with insider trading and other securities laws and company policies regarding securities transactions and handling of confidential information. The rules outlined below apply to transactions in Aetna common stock (including stock options), preferred stock and debt instruments. The rules also apply to transfers, which you actively control, of accumulated values to and from any Aetna common stock account in any Aetna benefit plan. The rules in certain instances also apply to purchases or sales of securities of other companies and to transactions in foreign securities markets. Insider trading is both unethical and illegal and will be firmly dealt with by the company. Additionally, individuals and the company are subject to severe civil and criminal penalties for insider trading.

For your protection and the protection of the company, you must follow these basic rules:

•	You may not trade Aetna securities while you possess material nonpublic information about the company’s operations, activities, plans or financial results. However, in limited circumstances from time to time, certain employees may trade Aetna securities pursuant to a prearranged contract, instruction or plan that complies with federal and state law, provided such contract, instruction or plan, or amendment thereof, is approved by the Chairman or the Chairman’s designee in consultation with internal legal counsel.

•	Information is material when it could affect someone’s decision to buy, hold or sell a company’s securities. Material information includes a company’s anticipated earnings, plans to acquire or sell significant businesses, and changes in senior executives. Limit transactions to times when it can reasonably be assumed that all material information about a company has been disclosed. Allow two business days between the time material information has been made public through news services and the time you place your buy or sell order, so the information can be absorbed by the financial markets. Consult with internal legal counsel about the safest times to buy or sell Aetna securities.

•	Unless otherwise permitted by Securities and Exchange Commission rules, you may not trade securities of other companies when you possess material nonpublic information about those companies. Also, you may not trade securities of other companies when such trade is otherwise unlawful or creates a conflict of interest.

•	You may not disclose material nonpublic information about Aetna or another company to anyone (i) inside the company, unless they need to know the information for business purposes; or (ii) outside the company, unless you obtain prior approval from management in consultation with internal legal counsel. The information belongs to Aetna, and you may not misappropriate it for anyone’s benefit. Giving a tip based on material nonpublic information is unethical and illegal, and is prohibited, even if you don’t profit from it.

•	You may not buy or sell put or call options on Aetna stock, and you may not sell Aetna stock short.

•	Whenever buying or selling Aetna securities, you must tell the broker about your relationship with Aetna to facilitate a determination of whether you have “insider” status under securities laws.

•	Certain individuals who regularly have access to material nonpublic information or who hold certain positions with the company must obtain clearance from internal legal counsel before buying or selling any Aetna security. All affected individuals will be personally notified about this clearance requirement.

•	These rules apply to members of your family and anyone else sharing your home. Therefore, you must use discretion when discussing your work with friends or family members, as well as with other employees.

People to Contact. Internal legal counsel, your compliance officer, or the Corporate Secretary or General Counsel (for directors only).

Statement 9: Interacting with the media and other outside parties and organizations

Communications made on behalf of Aetna must be approved by senior management, and personal views must be kept separate from company views.

Since corporations are subject to increasing public scrutiny, it is important that any public statement that might be attributed to Aetna be carefully considered, and that personal views be kept separate from company views. To protect the company and yourself, observe the following rules.

Company Communications

•	Employees and officers may not speak publicly for the company, unless specifically authorized by senior management. Additionally, external communications such as speeches or presentations, and e-mail communications or mailings to more than one external party (including prospective and current members, customers, plan sponsors, physicians and other providers) must be reviewed through the appropriate national or regional quality communications center (QCC) process, in consultation with internal legal counsel, as appropriate.

•	All communications media inquiries regarding the company must be referred to appropriate personnel in the communications department. Similarly, inquiries from financial analysts must be referred to appropriate personnel in the finance department.

Personal Communications

•	Do not use company stationery or titles in communications involving non-Aetna business (e.g., a personal letter to the editor). An exception is allowed for an occasional use of stationery for routine correspondence in connection with appropriate outside civic, public service or charitable activities when approved by your manager and compliance officer.

•	Do not associate the company with or imply a company endorsement of your personal opinions when speaking, writing or otherwise engaging in personal affairs (including when using the Internet), unless authorized to do so by the company. Further, since it may be difficult for the media when interacting with key managers to distinguish between the personal views of those managers and official company positions, key managers may not disagree in public with Aetna’s official positions on business issues.

Activities with Government

•	All matters involving a state or federal governmental body or agency must be closely coordinated with internal legal counsel, State Government Relations or Federal Government Relations, as appropriate. Immediately notify internal legal counsel or appropriate government relations personnel if contacted by a governmental body or agency.

•	Only senior management or persons designated by the company to serve in a government relations or legal capacity are authorized to express the company’s views on legislation, regulations or governmental action. Further, only persons designated by the company from the government relations and law areas may engage the services of lobbyists for the company.

Political Activity and Contributions

•	Do not associate the company with or imply a company endorsement of personal political activity.

•	No contributions of company funds may be made in any state in connection with any candidate, ballot initiative, referendum or other question without prior approval from appropriate government relations personnel. This prohibition applies to any direct or indirect use of company funds, including the use of core, segment and regional budget money, as well as company reimbursement for entertainment or other expenses for political purposes, such as attending a political event.

•	Company funds may not be used to make political contributions in connection with a federal election. However, company funds may be used to support certain political activity not considered to be a contribution to an election under federal law. Because campaign contribution laws are complex and subject to change, refer inquiries to Federal Government Relations.

•	Company funds are used to support the administration of the Aetna political action committee (PAC), but may not be used for PAC contributions. Employee contributions to the Aetna PAC are strictly voluntary.

•	Any use of company funds for political election activity (whether state or federal) must be processed through Federal Government Relations, irrespective of the source of the contribution (e.g., whether core, segment or regional budget funds).

People to Contact. Your manager, communications department, compliance officer, internal legal counsel or government relations personnel.

Statement 10: Intellectual property

Intellectual property used by Aetna, whether owned or licensed from others, is a valuable asset and must be protected from unauthorized use or disclosure.

You are responsible for the proper handling of all intellectual property under your control. This includes all names, logos, trademarks, patents, service marks and copyrights. Refer to the Aetna Intellectual Property Guide for further guidance. Observe the following rules to properly protect intellectual property.

Aetna’s Intellectual Property

•	Before using a new service mark or trademark, contact internal legal counsel for approval of the mark. Once approval is obtained, follow the usage guidelines in the Aetna Intellectual Property Guide.

•	Place copyright notices on all Aetna-created audiovisuals, Internet materials, computer programs, screen displays and other documents that are intended for outside distribution or broad internal circulation. Internal legal counsel will provide you with the proper form of copyright notice.

•	Do not disclose Aetna’s trade secrets or allow anyone outside the company to use an Aetna mark or copyrighted work without (i) obtaining approval from senior management, and (ii) having in place a signed confidentiality or license agreement approved by internal legal counsel.

•	Notify internal legal counsel immediately if you become aware of any unauthorized or improper use or disclosure of an Aetna name, logo, service mark, trademark, trade secret, confidential document, patent or copyright.

Others’ Intellectual Property

•	Do not use another party’s name, logo, trademark, service mark or copyrighted material (including music and computer programs) without prior written permission from the owner.

•	Treat all computer programs, documentation and related materials owned by others as you would treat Aetna trade secrets and confidential materials. Never remove copyright notices from a software product or its documentation.

•	Aetna has a photocopying agreement with the Copyright Clearance Center that allows Aetna to copy from many publications for internal purposes only, subject to certain conditions. Contact internal legal counsel to determine if photocopying is permissible.

•	Do not copy entire copyrighted non-Aetna documents. Circulate the original or copy a very small excerpt, if necessary.

•	Do not copy videotapes (either full-length or edited), rebroadcast all or part of a television newscast, program or movie, or incorporate cuts from a movie or TV show into an Aetna production, without appropriate written permission, as determined by internal legal counsel.

•	Aetna has the contractual right to play certain musical recordings at company events. Contact internal legal counsel to determine if your particular use is permitted. Do not combine music with video or computer presentations without appropriate written permission, as determined by internal legal counsel.

People to Contact. Your compliance officer or internal legal counsel.